Morgan Stanley	Free Writing Prospectus to Preliminary Terms No. 2,472 Registration Statement Nos. 333-221595; 333-221595-01 Dated August 30, 2019; Filed pursuant to Rule 433

3-Year Worst-of SPX and RTY Dual Directional Buffered PLUS

This document provides a summary of the terms of the Buffered PLUS. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	S&P 500® Index (SPX) and Russell 2000® Index (RTY)
Leverage factor:	120%
Maximum payment at maturity:	131% to 136% of the principal amount
Buffer amount:	15% of principal (85% maximum loss)[1]
Pricing date:	September 25, 2019
Valuation date:	September 26, 2022
Maturity date:	September 29, 2022
CUSIP:	61769HSZ9
Preliminary Terms:	https://www.sec.gov/Archives/edgar/data/895421/000095010319011672/ dp112105_fwp-ps2472.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The payment at maturity will be based solely on the performance of the worst performing underlying, which could be either underlying. The graph and table below illustrate the payment at maturity depending on the performance of the worst performing underlying.

Change in Worst Performing Underlying	Return on Buffered PLUS
+80.00%	33.50%*
+70.00%	33.50%*
+60.00%	33.50%*
+50.00%	33.50%*
+40.00%	33.50%*
+30.00%	33.50%*
+27.917%	33.50%*
+20.00%	24.00%
+10.00%	12.00%
0.00%	0.00%
-10.00%	10.00%
-15.00%	15.00%
-20.00%	-5.00%
-30.00%	-15.00%
-40.00%	-25.00%
-50.00%	-35.00%
-60.00%	-45.00%
*Assumes a maximum payment at maturity of 133.50% of the principal amount

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

•	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 15% of the stated principal amount.

•	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.

•	You are exposed to the price risk of both underlying indices.

•	Because the Buffered PLUS are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a loss on your investment than if the Buffered PLUS were linked to just one underlying index.

•	The market price of the Buffered PLUS will be influenced by many unpredictable factors.

•	The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The estimated value of the Buffered PLUS is $965.00 per Buffered Security, or $22.50 within that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The Buffered PLUS are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

•	The amount payable on the Buffered PLUS is not linked to the values of the underlying indices at any time other than the valuation date.

•	Investing in the Buffered PLUS is not equivalent to investing in either underlying index.

•	Adjustments to the underlying indices could adversely affect the value of the Buffered PLUS.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices.

•	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS.

•	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Buffered PLUS– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser.